Exhibit (4)(1)


                         ANNUITY INVESTORS(SERVICEMARK)
                             Life Insurance Company

                            A Stock Insurance Company
           Domicile Address: 580 Walnut Street, Cincinnati, Ohio 45202
                             Administrative Office:
                   P. O. Box 5423, Cincinnati, Ohio 45201-5423



                          CERTIFICATE OF PARTICIPATION
        UNDER A GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT



This is your Certificate of Participation ("Certificate"). It is evidence of your participation interest in the Group Flexible Premium Deferred Variable Annuity Contract ("the Contract"), as identified on the Certificate Specifications page, which has been issued by Annuity Investors Life Insurance Company to the Contract Owner. As you read through this Certificate, please note that the words "we", "us", "our", and "Company" refer to Annuity Investors Life Insurance Company. The words "you" and "your" refer to the Participant.



          /s/ Betty Kasprowicz                    /s/ James M. Mortensen

          ASSISTANT SECRETARY                     EXECUTIVE VICE PRESIDENT




                         Nonparticipating - No Dividends





ANNUITY BENEFITS AND OTHER VALUES DESCRIBED IN THIS CERTIFICATE, WHEN BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT, MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO FIXED DOLLAR AMOUNTS. NO MINIMUM CONTRACT VALUE IS GUARANTEED, EXCEPT FOR AMOUNTS IN THE FIXED ACCOUNT.

                           CERTIFICATE SPECIFICATIONS

PARTICIPANT:        JOHN DOE

AGE OF PARTICIPANT AS OF CERTIFICATE EFFECTIVE DATE: 35

GROUP CONTRACT OWNER:                 ANYTOWN TRUCKING COMPANY

GROUP CONTRACT NUMBER:        000000000

CERTIFICATE NUMBER:        000000000

CERTIFICATE EFFECTIVE DATE:         APRIL 01, 1997

ANNUITY COMMENCEMENT DATE: APRIL 01, 2032


SEPARATE ACCOUNT: Annuity Investors Variable Account B

Following is a list of the Funds in which the currently available Sub-Accounts invest:

[Janus Aspen Series Aggressive Growth Portfolio]
[Janus Aspen Series Worldwide Growth Portfolio]
[Janus Aspen Series Balanced Portfolio]
[Janus Aspen Series Growth Portfolio]
[Janus Aspen Series International Growth Portfolio]

[Dreyfus Variable Investment Fund-Capital Appreciation Portfolio] [Dreyfus Variable Investment Fund-Money Market Portfolio]
[Dreyfus Variable Investment Fund-Growth and Income Portfolio]
[Dreyfus Variable  Investment  Fund-Small Cap Portfolio]
[The Dreyfus Socially  Responsible  Growth Fund, Inc.]
[Dreyfus Stock Index Fund]

[Strong Special Fund II]
[Strong Growth Fund II]

[INVESCO VIF-Industrial Income Fund]
[INVESCO VIF-Total Return Fund]
[INVESCO VIF- High Yield Fund]

[Morgan Stanley Universal Funds, Inc. U.S. Real Estate Portfolio]
[Morgan Stanley Universal Funds, Inc. Value Portfolio]
[Morgan Stanley Universal Funds, Inc. Emerging Markets Equity Portfolio] [Morgan Stanley Universal Funds, Inc. Fixed Income Portfolio]
[Morgan Stanley Universal Funds, Inc. Mid-Cap Value Portfolio]

[PBHG Insurance Series Fund, Inc.-Growth II Portfolio]
[PBHG Insurance Series Fund, Inc.-Large-Cap Growth Portfolio]
[PBHG Insurance Series Fund, Inc.-Technology & Communications Portfolio]

FIXED ACCOUNT:

Following is a list of the currently available Fixed Account options, with guarantee periods as may be applicable:

Fixed Accumulation Account Option
[Fixed Account Option One-Year Guarantee Period]
[Fixed Account Option Three-Year Guarantee Period]
[Fixed Account Option Five-Year Guarantee Period]
[Fixed Account Option Seven-Year Guarantee Period]

Minimum guaranteed interest rate credited to the Fixed Account: Three percent (3%) effective annual rate.

TRANSFER  FEE:  [$25] per  transfer in excess of twelve (12) in any  Certificate
Year.

CONTINGENT DEFERRED SALES CHARGE: An amount deducted on each partial or full surrender of a Purchase Payment, as follows:

  NUMBER OF FULL YEARS ELAPSED BETWEEN      CONTINGENT DEFERRED SALES CHARGE AS
THE DATE OF RECEIPT OF A PURCHASE PAYMENT      A PERCENTAGE OF THE ASSOCIATED
      AND DATE WRITTEN REQUEST FOR                    PURCHASE PAYMENT
          SURRENDER IS RECEIVED                         SURRENDERED
------------------------------------------  ------------------------------------
                    0                                        7%
                    1                                        6%
                    2                                        5%
                    3                                        4%
                    4                                        3%
                    5                                        2%
                    6                                        1%
                    7+                                       0%


CERTIFICATE MAINTENANCE FEE:  [$30] Annually

MORTALITY AND EXPENSE RISK CHARGE: A charge equal to an effective annual rate of [1.25%] of the daily Net Asset Value of the Sub-Accounts.

ADMINISTRATION CHARGE: A charge equal to an effective annual rate of [0.15%] of the daily Net Asset Value of the Sub-Accounts.

TERMINATION: We reserve the right to terminate your participation interest under the Contract, and this Certificate, at any time the Surrender Value is less than $500. A surrender will be deemed to have been made and we will pay you the Surrender Value of your participation interest under the Contract.

INQUIRIES:            FOR INFORMATION, OR TO MAKE A COMPLAINT, CALL OR WRITE:

                      Variable Annuity Service Center
                      Annuity Investors Life Insurance Company
                      Post Office Box 5423
                      Cincinnati, Ohio 45201-5423
                      1-800-789-6771

                                   DEFINITIONS


ACCOUNT(S):  The Sub-Account(s) and/or the Fixed Account options.

ACCOUNT VALUE: The aggregate value of your interest in the Sub-Account(s) and the Fixed Account options as of the end of any Valuation Period. The value of your interest in all Sub-Accounts is the "Variable Account Value," and the value of your interest in all Fixed Account options is the "Fixed Account Value."

ACCUMULATED EARNINGS: The Account Value in excess of Purchase Payments received by us and which have not been returned to you.

ACCUMULATION PERIOD:  The period prior to the applicable Commencement Date.

ACCUMULATION UNIT: A unit of measurement used to calculate the value(s) of the Sub-Account(s) prior to the applicable Commencement Date.

ADMINISTRATIVE OFFICE: The home office of the Company or any other place of business which we may designate for administration.

AGE: Age as of most recent birthday.

ANNUITANT: The Annuitant is the Participant and is the person on whose life Annuity Benefit payments are based.

ANNUITY BENEFIT: Periodic payments made under a settlement option, which commence on or after the Annuity Commencement Date.

ANNUITY COMMENCEMENT DATE: The first day of the first Payment Interval for which an Annuity Benefit payment is to be made under a settlement option.

BENEFICIARY:  A person entitled to the Death Benefit.

BENEFIT PAYMENT: The Annuity Benefit or Death Benefit payable under a settlement option. Variable Dollar Benefit payments may vary in amount. Fixed Dollar
Benefit payments remain constant except under certain joint and survivor settlement options.

BENEFIT PAYMENT PERIOD: The period starting with the Commencement Date during which Benefit Payments are to be made.

BENEFIT UNIT: A unit of measure used to determine the dollar value of any Variable Dollar Benefit payments after the first Benefit Payment is made by us.

CERTIFICATE  ANNIVERSARY:  An annual  anniversary of the  Certificate  Effective
Date.

CERTIFICATE EFFECTIVE DATE: The date shown on the Certificate Specifications page.

CERTIFICATE YEAR: Any period of twelve (12) months commencing on the Certificate Effective Date and on each Certificate Anniversary thereafter.

CODE: The Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

COMMENCEMENT DATE: The Annuity Commencement Date if an Annuity Benefit is payable under a Certificate, or the Death Benefit Commencement Date if a Death Benefit is payable under a Certificate.

DEATH BENEFIT: The benefit described in the Benefit on Death of Participant section of this Contract.

DEATH BENEFIT COMMENCEMENT DATE: The first day of the first Payment Interval for which a Death Benefit payment is to be made under a settlement option, or the date a Death Benefit is to be paid in a lump sum.

DEATH BENEFIT VALUATION DATE: The date that Due Proof of Death has been received by us and the earlier to occur of:

          1) our receipt of a Written Request with instructions as to the form of Death Benefit; or
          2)   the Death Benefit Commencement Date.

DUE PROOF OF DEATH:  Any of the following:

          1)   a certified copy of a death certificate;
          2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or
          3)   any other proof satisfactory to us.

FUND: A management investment company or portfolio thereof, registered under the Investment Company Act of 1940, in which a Sub-Account of the Separate Account invests.

NET ASSET VALUE: The amount computed by an investment company, no less frequently than each Valuation Period, as the price at which its shares or units, as the case may be, are redeemed in accordance with the rules of the Securities and Exchange Commission.

OWNER:  The person identified as such on the Contract Specifications page.

PARTICIPANT: The person identified on the Certificate Specifications page who participates in the benefits of the Contract as evidenced by this Certificate.

PAYMENT INTERVAL: A monthly, quarterly, annual or other regular interval during the Benefit Payment Period.

PERSON CONTROLLING PAYMENTS: The "Person Controlling Payments" means the following, as the case may be:

          1)   with respect to Annuity Benefit payments, you; and
          2)   with respect to Death Benefit payments,
               a)   the Beneficiary; or
               b)   if the Beneficiary is deceased, the payee.

PURCHASE PAYMENT: A contribution amount paid to us in consideration for your participation under the Contract, after the deduction of any and all of the following which may apply:

          1)   any fee charged by the person remitting payments for you;
          2)   premium taxes; and/or
          3)   other taxes.

SEPARATE ACCOUNT: An account, which may be an investment company, which is established and maintained by the Company pursuant to the laws of the State of Ohio.

SUB-ACCOUNT: The Separate Account is divided into Sub-Accounts, each of which invests in the shares of a designated Fund.

VALUATION PERIOD: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date, and ending at the close of trading on the next succeeding Valuation Date. "Valuation Date" means each day on which the New York Stock Exchange is open for business.

WRITTEN REQUEST: Information provided, or a request made, that is complete and satisfactory to us and in writing, that is sent to us on our form or in a manner satisfactory to us, which may, at our discretion, be telephonic, and that is received by us at our Administrative Office. A Written Request is subject to any payment made or any action we take before we acknowledge it. The Company will deem a Written Request a standing order which may be modified or revoked only by a subsequent Written Request, when permitted by the terms of the Contract. You may be required to return this Certificate to us in connection with a Written Request.

                               GENERAL PROVISIONS


ENTIRE CONTRACT
We have issued the Contract to the Contract Owner identified on the Certificate Specifications page. The Contract is a group flexible premium deferred variable annuity contract. The Contract and this Certificate are restricted by endorsement as required to obtain favorable tax treatment under the Code, and neither is valid without the requisite endorsement(s) being attached. The Contract, its endorsement(s), the application, if any, and the enrollment forms of all participants under it, form the entire contract between the Contract Owner and us. This Certificate is not a contract and is not a part of the Contract.

Only statements in the application for the Contract, if any, or your enrollment form will be used to void your participation interest under the Contract, or to defend a claim based on it. Such statements are representations and not warranties.

PARTICIPANT CERTIFICATE
This Certificate is evidence of your participation interest under the Contract.

CHANGES -- WAIVERS
No changes or waivers of the terms of the Contract or this Certificate, are valid unless made in writing by our President, Vice President, or Secretary. No agent or other person not named above has authority to change or waive any provision of the Contract. We reserve the right both to administer and to change the provisions of the Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency.

In any event, the Company reserves the right to add or delete Fixed Account options and Sub-Accounts, to substitute shares of a different Fund or different class or series of a Fund for shares held in a Sub-Account, to merge or combine Sub-Accounts, to merge or combine the Separate Account with any other separate account of the Company, to transfer the assets of the Separate Account to another life insurance company by means of a merger or reinsurance, to convert the Separate Account into a managed separate account, and to de-register the Separate Account under the Investment Company Act of 1940. Any such change will be made in accordance with applicable insurance and securities laws and after obtaining any necessary approvals, including those of the Ohio Department of Insurance and the Securities and Exchange Commission.

NONPARTICIPATING
The Contract does not pay dividends or share in the Company's divisible surplus.

MISSTATEMENT
If the age or sex of a person on whose life Benefit Payments are based is misstated, the payments or other benefits under this Certificate shall be adjusted to the amount which would have been payable based on the correct age or sex. If we made any underpayments based on any misstatement, the amount of any underpayment with interest shall be immediately paid in one sum. In addition to any other remedies that may be available at law or at equity, we may deduct any overpayments made, with interest, from any succeeding payments due under this Certificate.

REQUIRED REPORTS
At least once each Certificate Year, we will send a report of your current values and any other information required by law, until the first to occur of the following:

         1) the date your participation interest under the Contract is fully surrendered;
         2)    the Annuity Commencement Date; or
         3)    the Death Benefit Commencement Date.

The report will be mailed to your last known address. The reported values will be based on the information in our possession at the time the report is prepared by us. We may adjust the reported values at a later date if that information proves to be incorrect or has changed.

EXCLUSIVE BENEFIT
Your participation interest under the Contract is for the exclusive benefit of you and your Beneficiaries. Your participation interest under the Contract is nonforfeitable by us.

STATE LAW
All factors, values, benefits and reserves under the Contract will not be less than those required by the law of the state in which the Contract is delivered.

CLAIMS OF CREDITORS
To the extent allowed by law, the Contract and all values and benefits under it are not subject to the claims of creditors or to legal process.

COMPANY LIABILITY
We will not incur any liability or be responsible for any failure, in whole or in part, by you or by any person having rights or benefits arising out of or related to the Contract, to comply with any applicable laws, regulations or rulings issued by a governmental agency.

VOTING RIGHTS
To the extent required by law, we will vote all shares of the Funds held in the Separate Account, at regular and special shareholder meetings of the Funds, in accordance with instructions received from you, or, if applicable, from the Person Controlling Payments. If there is a change in the law which permits us to vote the shares of the Funds without such instructions, then we reserve the right to do so.

INCONTESTABILITY
This Certificate shall not be contestable by us.

DISCHARGE OF LIABILITY
Upon payment of any partial or full surrender, any Benefit Payment, we shall be discharged from all liability to the extent of each such payment.

TRANSFER BY THE COMPANY
We reserve the right to transfer our obligations under this Contract to another qualified life insurance company under an assumption reinsurance arrangement without your prior consent.

TERMINATION
Either we or the Contract Owner may terminate the Contract by giving advance notice in writing. The Contract describes the benefits and charges, if any, in the event of termination of the Contract. Refer to the Contract for information regarding these benefits and charges. If the Contract is terminated, this Certificate and your participation interest under the Contract may be continued on a deferred paid-up basis, subject to all of the terms and conditions of the Contract, unless you surrender your participation as a whole. Termination of the Contract will not affect Benefit Payments being made by us.

                                PURCHASE PAYMENTS


PURCHASE PAYMENTS
One or more Purchase Payments may be paid to us for you at any time before the Annuity Commencement Date, so long as:

          1)   you are still living; and
          2)   your participation interest has not been fully surrendered.

The initial Purchase Payment for you must be paid to us on or before the Certificate Effective Date. Each Purchase Payment must be paid to us at our Administrative Office, and is subject to any minimums or maximums that we set for such from time to time. Upon request, we will provide the Contract Owner with a receipt as proof of payment.

ALLOCATION OF PURCHASE PAYMENT(S)
We will allocate Purchase Payments to the Fixed Account options and/or to the Sub-Accounts according to the instructions we receive in your enrollment form or subsequent Written Request. Allocations must be made in whole percentages. The minimum Purchase Payment amount that can be allocated to a Fixed Account option other than the Fixed Accumulation Account is $2000.

NO TERMINATION
Except as stated elsewhere in this Certificate, your participation will not be terminated by us due to failure to make additional Purchase Payments.


                                  FIXED ACCOUNT


FIXED ACCOUNT
The Fixed Account is part of the Company's general account. The values of the Fixed Account are not dependent upon the investment performance of the Sub-Accounts.

FIXED ACCOUNT OPTIONS. The Fixed Account options available as of the Certificate Effective Date are listed on the Certificate Specifications page. Different Fixed Account options may be offered by us at any time.

INTEREST CREDITED. The guaranteed rate of interest for the Fixed Account options is three percent (3%) per year, compounded annually. We may, at any time, pay a current interest rate as declared by our Board of Directors for any of the Fixed Account options that is higher than the guaranteed rate.

The interest rate initially credited to each Purchase Payment allocated to the Fixed Accumulation Account Option will not be changed any sooner than twelve
(12) months following the date on which that Purchase Payment was received; thereafter, the interest rate credited will not be changed more frequently than once per calendar quarter. In the case of transfers from other Fixed Account options or the Sub-Accounts to the Fixed Accumulation Account Option, the interest rate will not be changed more frequently than once per calendar quarter.

The interest rate credited to amounts allocated to the Fixed Account options other than the Fixed Accumulation Account Option will not be changed during the duration of the applicable guarantee period.

RENEWAL. The following RENEWAL provisions apply to all Fixed Account options except the Fixed Accumulation Account Option.

At the end of a guarantee period, and for the thirty (30) days immediately preceding the end of such guarantee period, you may elect a new option to replace the Fixed Account option that is then expiring. The entire amount maturing may be re-allocated to any of the then-current options under the Certificate (including the various Sub-Accounts within the Separate Account), except that a Fixed Account option with a guarantee period that would extend past the Annuity Commencement Date may not be selected. In particular, in the case of renewals occurring within one (1) year of such Commencement Date, the only Fixed Account option available is the Fixed Accumulation Account Option.

If you do not specify a new Fixed Account option in accordance with the preceding paragraph, you will be deemed to have selected the same Fixed Account option as is expiring, so long as the guarantee period of such option does not extend beyond the Annuity Commencement Date. In the event that such a period would extend beyond that date, you will be deemed to have selected the Fixed Account option with the longest available guarantee period that expires prior to that date, or, failing that, the Fixed Accumulation Account Option.

Any renewal of a Fixed Account option under this RENEWAL provision will be effective on the day after the expiration of the guarantee period that is then expiring.

FIXED ACCOUNT VALUE
The Fixed Account Value for this Certificate at any time is equal to:

          1)   the Purchase Payment(s) allocated to the Fixed Account; plus
          2)   amounts transferred to the Fixed Account; plus
          3)   interest credited to the Fixed Account; less
          4) any charges, surrenders, deductions, amounts transferred from the Fixed Account or other adjustments made as described elsewhere in this Certificate.


                                SEPARATE ACCOUNT


GENERAL DESCRIPTION
The variable benefits under this Certificate are provided through the Separate Account. The Separate Account is registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940.

The income, if any, and any gains or losses, realized or unrealized, on the Separate Account will be credited to or charged against the amounts allocated to such account without regard to other income, gains, or losses of the Company. The amounts allocated to the Separate Account and the accumulations thereon remain the property of the Company, but that portion of the assets of the Separate Account that is equal to the reserves and other contractual liabilities under all policies, annuities, and other contracts identified with the Separate Account, is not chargeable with liabilities arising out of any other business of the Company. The Company is not, and does not hold itself out to be, a trustee in respect of such amounts.

We have the right to transfer to our general account, in our sole discretion and at any time without prior written notice, any assets of the Separate Account which are in excess of the required reserves and other contractual liabilities under all policies, annuities, and other contracts identified with the Separate Account.

SUB-ACCOUNTS OF THE SEPARATE ACCOUNT
The assets of the Separate Account are divided into Sub-Accounts. The Sub-Accounts available as of the Certificate Effective Date are listed on the Certificate Specifications page. Each Sub-Account invests exclusively in shares of an underlying Fund as shown on the Certificate Specifications page. Any amounts of income and any gains on the shares of a Fund will be reinvested in additional shares of that Fund at its Net Asset Value.

VALUATION OF ASSETS
Shares of Funds held by each Sub-Account will be valued at their Net Asset Value at the end of each Valuation Period, as reported by each such Fund.

VARIABLE ACCOUNT VALUE
Purchase Payment(s) may be allocated among and, as described elsewhere in this Certificate, Account Values may be transferred to the various Sub-Accounts within the Separate Account. For each Sub-Account, the Purchase Payment(s) or amounts transferred are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Accumulation Unit for that Sub-Account at the end of the Valuation Period on which the Purchase Payment(s) or transferred amount is received.

The following events will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:

          1)   transfer from a Sub-Account;
          2)   full or partial surrender of your Variable Account Value;
          3)   payment of a Death Benefit;
          4) application of your Variable Account Value to a settlement option;
          5)   deduction of the Certificate Maintenance Fee; or
          6)   deduction of any Transfer Fee.

Accumulation Units will be canceled as of the end of the Valuation Period during which the Company receives a Written Request regarding the event giving rise to such cancellation, or an applicable Commencement Date, or the end of the Valuation Period on which the Certificate Maintenance Fee or Transfer Fee is due, as the case may be.

The Variable Account Value for this Certificate at any time is equal to the sum of the number of Accumulation Units for each Sub-Account attributable to this Certificate multiplied by the Accumulation Unit Value for each Sub-Account at the end of the preceding Valuation Period.

ACCUMULATION UNIT VALUE
The initial Accumulation Unit Value for each Sub-Account, with the exception of the Money Market Sub-Account, was set at $10.00. The initial Accumulation Unit Value for the Money Market Sub-Account was set at $1.00. Thereafter, the Accumulation Unit Value at the end of each Valuation Period is the Accumulation Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor, as described below.

The Net Investment Factor is a factor applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor for each Valuation Period which may be greater or less than one. Therefore, the Accumulation Unit Value for each Sub-Account may increase or decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

          1)   is equal to:
               a) the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the applicable Valuation Period; plus
               b) the per share amount of any dividend or net capital gain distributions made by the Fund held in the Sub-Account, if the "ex-dividend" date occurs during the applicable Valuation Period; plus or minus

               c) a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account;
          2) is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the immediately preceding Valuation Period; and
          3) is the factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Sub-Account for the number of days in the applicable Valuation Period.


                                    TRANSFERS


Prior to the applicable Commencement Date, you may transfer amounts in a Sub-Account to a different Sub-Account and/or one or more of the Fixed Account options.

After the first Certificate Anniversary, and prior to the applicable Commencement Date, you may transfer amounts from any Fixed Account option to any other Fixed Account option and/or one or more of the Sub-Accounts. If a transfer is being made from a Fixed Account option pursuant to the RENEWAL provision of this Certificate, then the entire amount of that Fixed Account option subject to renewal at that time may be transferred. In any other case, transfers from any Fixed Account option are subject to a cumulative limit during each Certificate Year of twenty percent (20%) of the Fixed Account option's value as of the most recent Certificate Anniversary.

Amounts previously transferred from Fixed Account options to the Sub-Accounts may not be transferred back to the Fixed Account options for a period of six (6) months from the date of transfer.

The minimum transfer amount for any transfer is $500. The number of transfers per year over which we will charge a Transfer Fee on each additional transfer, and the amount of the Transfer Fee, are shown on the Certificate Specifications page.

We reserve the right, in our sole discretion and at any time without prior notice, to terminate, suspend or modify the transfer privileges described above.


                                FEES AND CHARGES


MORTALITY AND EXPENSE RISK CHARGE
The Mortality and Expense Risk Charge is shown on the Certificate Specifications page and is deducted daily from each Sub-Account. This deduction is made to compensate the Company for assuming the mortality and expense risks under the Contract.

ADMINISTRATION CHARGE
The Administration Charge is shown on the Certificate Specifications page and is deducted daily from each Sub-Account. This deduction is made to reimburse the Company for expenses incurred in the administration of the Contract, the Certificates thereunder, and the Separate Account.

CERTIFICATE MAINTENANCE FEE
The Certificate Maintenance Fee ("Fee") is shown on the Certificate Specifications page and is deducted as of the Valuation Date next following each Certificate Anniversary prior to the applicable Commencement Date. In addition, the full annual Fee will be charged at the time of a full surrender. The Fee will be allocated to each Sub-Account in the same proportion as each Sub-Account's value is to the total Variable Account Value for this Certificate on the end of such Valuation Period. The Fee does not apply to the Fixed Account.

After the applicable Commencement Date, if a Variable Dollar Benefit is elected, the Fee will be deducted pro-rata from each Benefit Payment and will result in a reduction in the amount of such payment.

The Fee may be waived in whole or in part in our sole discretion.


                                   SURRENDERS


SURRENDERS
A surrender in full may be made for the Surrender Value, or partial surrenders may be made for a lesser amount, by Written Request at any time prior to the Annuity Commencement Date. The amount of any partial surrender must be at least $500. A partial surrender cannot reduce the Surrender Value to less than $500. Surrenders will be deemed to be withdrawn first from the portion of the Account Value that represents the Accumulated Earnings for this Certificate and then from Purchase Payments. For purposes of this Certificate, Purchase Payments are deemed to be withdrawn on a "first-in, first-out" (FIFO) basis.

The amount available for surrender will be the Surrender Value at the end of the Valuation Period in which the Written Request is received by us.

SURRENDER VALUE
The Surrender Value for this Certificate at any time is an amount equal to:

          1) the Account Value as of the end of the applicable Valuation Period; less
          2)   any applicable Contingent Deferred Sales Charge; less
          3)   any outstanding loans; and less
          4)   any  applicable   premium  tax  or  other  taxes  not  previously
               deducted.

On full surrender, a full Contract Maintenance Fee will also be deducted as part of the calculation of the Surrender Value.

CONTINGENT DEFERRED SALES CHARGE
A full or partial surrender may be subject to a Contingent Deferred Sales Charge as set forth on the Certificate Specifications page. The Contingent Deferred Sales Charge applies to and is calculated separately for each Purchase Payment.

Surrenders will result in the cancellation of Accumulation Units from each applicable Sub-Account(s) and/or a reduction of your Fixed Account Value. In the case of a full surrender, your participation interest under the Contract and this Certificate will be terminated. The Contingent Deferred Sales Charge may be waived in whole or in part in our sole discretion.

DEFERRAL OF PAYMENT
The Company has the right to suspend or delay the date of payment of a partial or full surrender of the Variable Account Value for any period:

          1) when the New York Stock Exchange is closed, or when trading on the New York Stock Exchange is restricted; or
          2) when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which:

          a) the disposal of securities in the Separate Account is not reasonably practicable; or

          b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or

     3) when the Securities and Exchange Commission so permits for the protection of security holders.

The Company further reserves the right to delay payment of a partial or full surrender of the Fixed Account Value for up to six (6) months after we receive your Written Request.


                              OWNERSHIP PROVISIONS


OWNERSHIP OF SEPARATE ACCOUNT
The Company has absolute ownership of the assets in the Separate Account. However, the Company is not, and does not hold itself out to be, a trustee in respect of any amounts under the Separate Account.

OWNERSHIP OF CONTRACT AND PARTICIPANT ACCOUNT
The owner of the Contract (the "Contract Owner") is your employer or the trustee for your employer's retirement plan, as shown on your enrollment form and on the Certificate Specifications page. The Contract is held by the Contract Owner for the benefit of the participants and Beneficiaries.

Each participant for whom Purchase Payment(s) are made will participate in the Contract as a Participant. A participant account will be established for each Participant.

TRANSFER AND ASSIGNMENT
Neither you nor the Contract Owner may transfer, sell, assign, pledge, charge, encumber or in any way alienate an interest under this Certificate or the Contract.

SUCCESSOR OWNER
By Written Request, your spouse may, in some cases, succeed to the ownership of your participation interest under the Contract after your death. Specifically, if you die and your spouse is the sole surviving Beneficiary of your participation interest, he or she will become the Successor Owner of your participation interest if:

               1)   you make that Written Request before your death; or

               2) after your death, your spouse makes that Written Request within one (1) year of your death and before the Death Benefit Commencement Date.

As Successor Owner, your spouse will then succeed to all rights of ownership under this Certificate except the right to name another Successor Owner.

COMMUNITY PROPERTY
If you live in a community property state and have a spouse at any time while you participate under the Contract, the laws of that state may vary your ownership rights.

                             BENEFICIARY PROVISIONS


BENEFICIARY
The Beneficiary is the person or persons so designated on your enrollment form, if any, or under the CHANGE OF BENEFICIARY provision of this Contract. If you have not designated a Beneficiary, or if no Beneficiary designated survives you, then the Beneficiary will be your estate.

A Beneficiary will be deemed not to have survived you if he or she dies within thirty (30) days after your death.

A Beneficiary designation may be joint or contingent or both. Unless otherwise stated, joint Beneficiaries will be entitled to equal shares. A contingent Beneficiary will be entitled to a benefit only if there is no surviving primary Beneficiary.

CHANGE OF BENEFICIARY
Unless you have designated an irrevocable Beneficiary, you may change your designation of a Beneficiary at any time before the Annuity Commencement Date.

Any such change is subject to the following:

     1)   it must be made by Written Request; and

     2) unless otherwise elected or required by law, it will not cancel any settlement option election previously made.


                      BENEFIT ON ANNUITY COMMENCEMENT DATE


ANNUITY COMMENCEMENT DATE
The Annuity Commencement Date is shown on the Certificate Specifications page. You may change the Annuity Commencement Date by Written Request made at least thirty (30) days prior to the date that Annuity Benefit payments are scheduled to begin. Unless the Company agrees otherwise, the Annuity Commencement Date cannot be later than the Certificate Anniversary following your 85th birthday, or five (5) years after the Certificate Effective Date, whichever is later.

ANNUITY BENEFIT PAYMENTS
An amount equal to the Account Value (after deduction of any fees and charges, loans, or applicable premium tax or other taxes not previously deducted) will be used to provide Annuity Benefit payments commencing on or after the Annuity Commencement Date.

Annuity Benefit payments will be made to you as payee. Any Annuity Benefit amounts remaining payable on your death will be paid to the contingent payee designated by you by Written Request. You will be the person on whose life any Annuity Benefit payments are based.

If no contingent payee designated by you is surviving at the time payment is to be made, then after your death any Annuity Benefit amounts remaining payable will be paid to the person or persons designated as contingent payee by Written Request by the last payee who received payments. Failing that, any such amounts will be paid to the estate of the last payee who received payments.

FORM OF ANNUITY BENEFIT
Annuity Benefit payments will be Fixed Dollar Benefit payments, made monthly in accordance with the terms of Option B with a fixed period of one hundred twenty
(120) months under the SETTLEMENT OPTIONS section of this Contract.

In lieu of that, you may elect to have Annuity Benefit payments made pursuant to any other available settlement option under the SETTLEMENT OPTIONS section of this Certificate. Any such election must be made by Written Request before the Annuity Commencement Date. You may change your election of a settlement option by Written Request made at least thirty (30) days prior to the date that Annuity Benefit payments are scheduled to begin.


                         BENEFIT ON DEATH OF PARTICIPANT


DEATH BENEFIT
A Death Benefit will be paid under this Certificate if:

          1) you die before the Annuity Commencement Date and before your participation interest is fully surrendered;
          2)   the Death Benefit Valuation Date has occurred; and
          3)   your  spouse  does  not  become  the  Successor   Owner  of  your
               participation interest.

If a Death Benefit becomes payable:

          1) it will be in lieu of all other benefits evidenced by this Certificate; and
          2) all other rights evidenced by this Certificate will be terminated except for rights related to the Death Benefit.

Death Benefit payments shall be made to the Beneficiary as payee.

The Beneficiary shall be the person on whose life any Death Benefit payments under a settlement option election are based.

Any Death Benefit amounts remaining payable on the death of the Beneficiary will be paid:

          1) to any contingent payee designated as part of any Death Benefit settlement option election made by you, or if none is surviving at the time payment is to be made; then
          2) to any contingent payee designated by the Beneficiary by Written Request, or if none is surviving at the time payment is to be made; then
          3)   to the estate of the last payee who received payments.

Only one Death Benefit will be paid with respect to your participation interest under the Contract.

DEATH BENEFIT AMOUNT
If you die before attaining Age eighty (80) and before the Annuity Commencement Date, the Death Benefit is an amount equal to the greatest of:

          1)   the Account Value on the Death Benefit Valuation Date;
          2) the total Purchase Payment(s), with interest at three percent (3%) per year, compounded annually, less any partial surrenders and any Contingent Deferred Sales Charge that applied to those amounts; or

          3) the largest Account Value on any Certificate Anniversary after the fourth Certificate Anniversary and prior to the Death Benefit Valuation Date, less any partial surrenders after such Account Value was determined and any Contingent Deferred Sales Charge that applied to those amounts.

If you die after attaining Age eighty (80) and before the Annuity Commencement Date, the Death Benefit is an amount equal to the greatest of:

          1)   the Account Value on the Death Benefit Valuation Date;
          2)   the total  Purchase  Payment(s),  with  interest at three percent
               (3%) per year, compounded annually through the Certificate Anniversary prior to your 80th birthday, less any partial surrenders and any Contingent Deferred Sales Charge that applied to those amounts; or 3) the largest Account Value on any Certificate Anniversary after the fourth Certificate Anniversary and prior to the date on which you attained Age eighty (80), less any partial surrenders after such Account Value was determined and any Contingent Deferred Sales Charge that applied to those amounts.

In any event, if this Certificate was issued to you after Age eighty (80), and you die before the Annuity Commencement Date, the amount of the Death Benefit will be the greater of:

          1)   the Account Value on the Death Benefit Valuation Date; or\
          2) the total Purchase Payment(s), less any partial surrenders and any Contingent Deferred Sales Charge that applied to those amounts.

As of the Death Benefit Valuation Date, the amount of the Death Benefit will be allocated among the Sub-Accounts and Fixed Account options in the same proportion as each Account's value is to the total Account Value as of the end of the Valuation Period immediately preceding the Death Benefit Valuation Date.

Any applicable premium tax or other taxes not previously deducted, and any outstanding loans, will be deducted from the Death Benefit amount described above.

TRANSFERS AFTER DEATH
Between the Death Benefit Valuation Date and the Death Benefit Commencement Date, a Beneficiary may transfer funds among Sub-Accounts and Fixed Account options as described under the TRANSFERS section of this Contract.

FORM OF DEATH BENEFIT
Payments under the DEATH BENEFIT provision of this Contract will be Fixed Dollar Benefit payments made monthly in accordance with the terms of Option A with a period certain of forty-eight (48) months under the SETTLEMENT OPTIONS section of this Contract.

In lieu of that, you may elect at any time before your death to have payments under the DEATH BENEFIT provision of this Contract made in one lump sum or pursuant to any available settlement option under the SETTLEMENT OPTIONS section of this Contract. If you do not make any such election, the Beneficiary may make that election at any time after your death and before the Death Benefit Commencement Date.

You may change your election of a settlement option at any time before your death.

If a Beneficiary elects a settlement option as noted above, he or she may change his or her own election of a settlement option by Written Request made at least thirty (30) days prior to the date that Death Benefit payments are scheduled to begin.

Any election or change of election must be made by Written Request.

                               SETTLEMENT OPTIONS


CONDITIONS
Benefit Payments under a settlement option are subject to any minimum amounts, Payment Intervals, and other terms or conditions that we may from time to time require. If we change our minimums, we may change any current or future payment amounts and/or Payment Intervals to conform with the change. More than one settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed.

All elected settlement options must comply with current applicable laws, regulations and rulings issued by any governmental agency.

If more than one person is the payee under a settlement option, payments will be made to the payees jointly. No more than two persons may be initial payees under any joint and survivor settlement options.

If payment under a settlement option depends on whether a specified person is still alive, we may at any time require proof that such person is still living. We will require proof of the age and/or sex of any person on whose life Benefit Payments are based.

BENEFIT PAYMENTS
Benefit Payments may be calculated and paid:

          1)   as a Fixed Dollar Benefit:
          2)   as a Variable Dollar Benefit; or
          3)   as a combination of both.

If only a Fixed Dollar Benefit is to be paid, we will transfer all of the Account Value to the Company's general account on the applicable Commencement Date, or on the Death Benefit Valuation Date (if applicable). Similarly, if only a Variable dollar Benefit is elected, we will transfer all of the Account Value to the Sub-Accounts as of the end of the Valuation Period immediately prior to the applicable Commencement Date; we will allocate the amount transferred among the Sub-Accounts in accordance with a Written Request. No transfers between the Fixed Dollar Benefit and the Variable Dollar Benefit will be allowed after the Commencement Date. However, after the Variable Dollar Benefit has been paid for at least twelve (12) months, the Person Controlling Payments may, no more than once each twelve (12) months thereafter, transfer all or part of the Benefit Units upon which the Variable Dollar Benefit is based form the Sub-Account(s) then held, to the Benefit Units in different Sub-Account(s).

If a Variable Dollar Benefit is elected, the amount to be applied under that benefit is the Variable Account Value as of the end of the Valuation Period immediately preceding the applicable Commencement Date. If a Fixed Dollar Benefit is to be paid, the amount to be applied under that benefit is the Fixed Account Value as of the applicable Commencement Date, or as of the Death Benefit Valuation Date (if applicable).

FIXED DOLLAR BENEFIT
Fixed Dollar Benefits payments are determined by multiplying the Fixed Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax or other taxes not previously deducted) by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the settlement option elected. Fixed Dollar Benefit payments will remain level for the duration of the Benefit Payment Period.

If at the time a Fixed Dollar Benefit is elected, we have available options or rates on a more favorable basis than those guaranteed, the higher benefits shall be applied and shall not change for as long as that election remains in force.

VARIABLE DOLLAR BENEFIT
The first monthly Variable Dollar Benefit payment is equal to your Variable Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax or other taxes not previously deducted) as of the end of the Valuation Period immediately preceding the applicable Commencement Date multiplied by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the Benefit Payment elected less the pro-rata portion of the Certificate Maintenance Fee.

The number of Benefit Units in each Sub-Account held by you is determined by dividing the dollar amount of the first monthly Variable Dollar Benefit payment for each Sub-Account by the Benefit Unit Value for that Sub-Account as of the applicable Commencement Date. The number of Benefit Units remains fixed during the Benefit Payment Period, except as a result of any transfers among Sub-Accounts after the applicable Commencement Date.

The dollar amount of the second and subsequent Variable Dollar Benefit payment will reflect the investment performance of the Sub-Account(s) selected and may vary from month to month. The total amount of the second and any subsequent Variable Dollar Benefit payment will be equal to the sum of the payments from each Sub-Account less a pro-rata portion of the Contract Maintenance Fee.

The payment from each Sub-Account is found by multiplying the number of Benefit Units held in each Sub-Account by you by the Benefit Unit Value for that Sub-Account as of the end of the fifth Valuation Period preceding the due date of the payment.

The Benefit Unit Value for each Sub-Account is originally established in the same manner as Accumulation Unit Values. Thereafter, the value of a Benefit Unit for a Sub-Account is determined by multiplying the Benefit Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor, determined as set forth under the ACCUMULATION UNIT VALUE provision of this Certificate, for the Valuation Period just ended. The product is then multiplied by the assumed daily investment factor (0.99991781), for the number of days in the Valuation Period. The factor is based on the assumed net investment rate of three percent (3%) per year, compounded annually, that is reflected in the Settlement Option Tables.

LIMITATION ON ELECTION OF SETTLEMENT OPTION
Fixed periods shorter than five (5) years are not available, except as a Death Benefit settlement option.

SETTLEMENT OPTION COMPUTATIONS
The 1983 Group Annuity Mortality Table with interest at three percent (3%) per year, compounded annually, is used to compute all guaranteed settlement option factors, values, and benefits under this Contract.

AVAILABLE SETTLEMENT OPTIONS
The available settlement options are set out below.

OPTION A  Income for a Fixed Period

         We will make periodic payments for a fixed period. The first payment will be paid as of the last day of the initial Payment Interval. The maximum time over which payments will be made by us or money will be held by us is thirty (30) years. The Option A Table applies to this Option.

OPTION B  Life Annuity with Payments for at Least a Fixed Period

         We will make monthly payments for at least a fixed period. If the person on whose life Benefit Payments are based lives longer than the fixed period, then we will make payments until his or her death. The first payment will be paid as of the first day of the initial Payment Interval. The Option B Table applies to this Option.

OPTION C  Joint and One-half Survivor Annuity

         We will make periodic payments until the death of the person on whose life Benefit Payments are based; thereafter, we will make one-half (1/2) of the periodic payment until the death of the secondary person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option C Table applies to this Option.

OPTION D  Life Annuity

         We will make periodic payments until the death of the person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option D Table applies to this Option.

OPTION E  Any Other Form

         We will make periodic payments in any other form of settlement option which is acceptable to us at the time of election.


SETTLEMENT OPTION TABLES
The Option Tables show the payments we will make at sample Payment Intervals for each $1,000 applied at the guaranteed interest rate. Amounts may vary with the Payment Interval and the age of the person on whose life Benefit Payments are based.


                   OPTION A TABLE - INCOME FOR A FIXED PERIOD
           Payments for fixed number of years for each $1,000 pplied.

----------------------------------------------------------------------------------------------------------------------------------
TERMS                                        TERMS                                      TERMS
  OF              SEMI-                        OF             SEMI-                      OF             SEMI-
PAYMENTS  ANNUAL  ANNUAL  QUARTERLY  MONTHLY PAYMENTS ANNUAL  ANNUAL QUARTERLY MONTHLY PAYMENTS ANNUAL  ANNUAL  QUARTERLY MONTHLY
----------------------------------------------------------------------------------------------------------------------------------

 YEARS                                       YEARS                                      YEARS
   6     184.60    91.62    45.64   15.18     11     108.08   53.64   26.72     8.88     16     79.61    39.51    19.68   6.54
   7     160.51    79.66    39.68   13.20     12     100.46   49.86   24.84     8.26     17     75.95    37.70    18.78   6.24
   8     142.46    70.70    35.22   11.71     13      94.03   46.67   23.25     7.73     18     72.71    36.09    17.98   5.98
   9     128.43    63.74    31.75   10.56     14      88.53   43.94   21.89     7.28     19     69.81    34.65    17.26   5.74
   10    117.23    58.18    28.98    9.64     15      83.77   41.57   20.71     6.89     20     67.22    33.36    16.62   5.53

---------------------------------------------------------------------------------------------------------------------

                          OPTION B TABLE - LIFE ANNUITY
                    With Payments For At Least A Fixed Period

    ------- ---------------- --------------- ---------------- ----------------
               60 MONTHS       120 MONTHS      180 MONTHS       240 MONTHS
    ------- ---------------- --------------- ---------------- ----------------
     AGE
    ------- ---------------- --------------- ---------------- ----------------
      55         $4.55           $4.51            $4.44            $4.33
      56          4.65            4.61             4.52             4.39
      57          4.76            4.71             4.61             4.46
      58          4.87            4.81             4.70             4.53
      59          4.99            4.92             4.79             4.60
      60          5.12            5.04             4.89             4.67
      61          5.25            5.16             4.99             4.74
      62          5.40            5.29             5.09             4.81
      63          5.55            5.42             5.19             4.87
      64          5.72            5.56             5.30             4.94
      65          5.89            5.71             5.40             5.00
      66          6.08            5.86             5.51             5.06
      67          6.27            6.02             5.62             5.11
      68          6.48            6.19             5.72             5.17
      69          6.71            6.36             5.83             5.22
      70          6.95            6.54             5.93             5.26
      71          7.20            6.72             6.03             5.30
      72          7.46            6.90             6.12             5.34
      73          7.75            7.08             6.21             5.37
      74          8.04            7.27             6.30             5.40
    ------- ---------------- --------------- ---------------- ----------------



                  OPTION C TABLE - JOINT AND ONE-HALF SURVIVOR ANNUITY Monthly payments for each $1,000 of proceeds by ages of persons named*.


------------ --------------------------------------------------------------------------------------------------------
                                                          Secondary Age
------------ --------- -------- --------- -------- --------- -------- --------- -------- --------- -------- ---------
Primary Age
                60       61        62       63        64       65        66       67        68       69        70
------------ --------- -------- --------- -------- --------- -------- --------- -------- --------- -------- ---------

    60         $4.73    $4.75     $4.78    $4.80     $4.83    $4.85     $4.87    $4.89     $4.92    $4.93     $4.95
    61          4.81     4.84      4.87     4.90      4.92     4.95      4.97     5.00      5.02     5.04      5.06
    62          4.90     4.93      4.96     4.99      5.02     5.05      5.08     5.11      5.13     5.16      5.18
    63          4.99     5.03      5.06     5.09      5.13     5.16      5.19     5.22      5.25     5.28      5.30
    64          5.09     5.12      5.16     5.20      5.23     5.27      5.30     5.34      5.37     5.40      5.43
    65          5.18     5.22      5.26     5.31      5.35     5.38      5.42     5.46      5.49     5.53      5.56
    66          5.28     5.33      5.37     5.42      5.46     5.50      5.54     5.58      5.62     5.66      5.70
    67          5.38     5.43      5.48     5.53      5.58     5.62      5.67     5.72      5.76     5.80      5.84
    68          5.49     5.54      5.59     5.65      5.70     5.75      5.80     5.85      5.90     5.95      5.99
    69          5.60     5.65      5.71     5.77      5.82     5.88      5.93     5.99      6.04     6.10      6.15
    70          5.71     5.77      5.83     5.89      5.95     6.01      6.07     6.13      6.19     6.25      6.31

------------ --------- -------- --------- -------- --------- -------- --------- -------- --------- -------- ---------

*Payments after the death of the Primary Payee will be one-half (1/2) of the amount shown.

                          OPTION D TABLE - LIFE ANNUITY
                    Monthly payments for each $1,000 applied.

------- ---------- ---------- --------- ---------- ---------- --------- --------
   AGE                AGE                  AGE                  AGE
------- ---------- ---------- --------- ---------- ---------- --------- --------
   55     $4.65       60       $5.14       65        $5.95       70       $7.08
   56      4.67       61        5.28       66         6.14       71        7.36
   57      4.77       62        5.43       67         6.35       72        7.66
   58      4.89       63        5.59       68         6.58       73        7.98
   59      5.01       64        5.76       69         6.82       74        8.33

------- ---------- ---------- --------- ---------- ---------- --------- --------

                         ANNUITY INVESTORS(SERVICEMARK)
                             Life Insurance Company

                          CERTIFICATE OF PARTICIPATION
        UNDER A GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY CONTRACT
                Nonparticipating - No Dividends

TABLE OF CONTENTS                                                PAGE
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DEFINITIONS.........................................................8
GENERAL PROVISIONS..................................................9
     Entire Contract................................................9
     Participant Certificate........................................9
     Changes--Waivers...............................................9
     Nonparticipating...............................................9
     Misstatement...................................................9
     Required Reports...............................................9
     Exclusive Benefit.............................................10
     State Law.....................................................10
     Claims of Creditors...........................................10
     Company Liability.............................................10
     Voting Rights.................................................10
     Incontestability..............................................10
     Discharge of Liability........................................10
     Transfer By the Company.......................................10
     Termination...................................................10
PURCHASE PAYMENTS..................................................11
     Purchase Payments.............................................11
     Allocation of Purchase Payments...............................11
     No Termination................................................11
FIXED ACCOUNT......................................................11
     Fixed Account.................................................11
         Fixed Account Options.....................................11
         Interest Credited.........................................11
         Renewal...................................................11
     Fixed Account Value...........................................12
SEPARATE ACCOUNT...................................................12
     General Description...........................................12
     Sub-Accounts of the Separate Account..........................13
     Valuation of Assets...........................................13
     Variable Account Value........................................13
     Accumulation Unit Value.......................................13
TRANSFERS..........................................................14
FEES AND CHARGES...................................................14
     Mortality and Expense Risk Charge.............................14
     Administration Charge.........................................14
     Certificate Maintenance Fee...................................15
SURRENDERS.........................................................15
     Surrenders....................................................15
     Surrender Value...............................................15
     Contingent Deferred Sales Charge..............................15
     Deferral of Payment...........................................16

OWNERSHIP PROVISIONS...............................................16
     Ownership of Separate Account.................................16
     Ownership of Contract and Participant Account.................16
     Transfer and Assignment.......................................16
     Successor Owner...............................................16
     Community Property............................................16
BENEFICIARY PROVISIONS.............................................17
     Beneficiary...................................................17
     Change of Beneficiary.........................................17
BENEFIT ON ANNUITY COMMENCEMENT DATE...............................17
     Annuity Commencement Date.....................................17
     Annuity Benefit Payments......................................17
     Form of Annuity Benefit.......................................18
BENEFIT ON DEATH OF PARTICIPANT....................................18
     Death Benefit.................................................18
     Death Benefit Amount..........................................19
     Transfers After Death.........................................19
     Form of Death Benefit.........................................19
SETTLEMENT OPTIONS.................................................19
     Conditions....................................................20
     Benefit Payments..............................................20
     Fixed Dollar Annuity Benefit..................................20
     Variable Dollar Benefit.......................................21
     Limitation on Election of Settlement Option...................21
     Settlement Option Computations................................21
     Available Settlement Options..................................22
     Settlement Option Tables......................................22